Exhibit 5.3

CONSENT OF LEGAL COUNSEL

Re: Registration Statement on Form F-10 of RESAAS Services Inc.

We refer to the registration statement on Form F-10 (the "Registration Statement") to be filed by RESAAS Services Inc. with the U.S. Securities and Exchange Commission and to which this consent is exhibited.

We hereby consent to all references to this firm in the Registration Statement and each of its Exhibits.

Yours truly,

/s/ Bacchus Law Corporation

Vancouver, British Columbia, Canada
May 14, 2015